Exhibit (r)(1)

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND

AND

BLACKSTONE / GSO FLOATING RATE HIGH INCOME FUND

CODE OF ETHICS (EMPLOYEES OF GSO OR BLACKSTONE)

(EFFECTIVE: JULY 12, 2011)

I.                                         General Provisions

A.                                    Individuals Covered

It is the policy of the Fund that all Access Persons shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act. All employees of GSO or Blackstone are subject to the provisions of other codes of ethics that have been adopted by the Fund Adviser and approved by the Fund Board in accordance with the requirements of Rule 17j-1 under the Investment Company Act.  For the avoidance of doubt, employees of GSO and Blackstone remain subject to all GSO and Blackstone compliance manuals, codes of ethics and policies and procedures.

B.                                    Securities Transactions Restrictions

All purchases and sales of Securities issued by the Fund by employees of GSO or Blackstone must be cleared through GSO’s personal trading request system by submitting a request to the CCO or her designee to BSLTradeClearance@Blackstone.com, by the opening of the market on the trading day (i.e. any day on which the NYSE is open) on which it is desired that the trade be effected, and providing the amount of Securities of the Fund to be purchased or sold.  Pre-clearance may be denied following the consideration of a number of factors including, for example, whether the trade creates the appearance of potential conflict with the ongoing activities of the Fund or the Fund Adviser.  Pre-clearance will be evidenced by an email from the CCO or her designee (with a carbon copy to Merrill Lynch) and is applicable to an order for the specific transaction placed in a specified period not to exceed one trading day.  While actual execution time may exceed such specified period, employees will generally have at least one full trading day in which to effect the trade following the receipt of pre-clearance shortly after the opening of the market.  For example, if a request is approved shortly after the opening of the market on Friday, New York time, such employee or Access Person will have through the close of the market that Friday, New York time, to make the requested trade.  Following receipt of the pre-clearance email (of which Merrill Lynch will receive a carbon copy), employees or Access Persons are to execute the trade over the telephone with Merrill Lynch during the specified time period.  Purchases and sales of Securities issued by the Fund will be subject to holding periods and blackout periods where no trading will be permitted.  No shorting, options or hedging or derivatives on Securities issued by the Fund will be approved for any reason.

All trading of Securities issued by the Fund purchased or sold by an employee of GSO or Blackstone must be transacted through an account opened with Merrill Lynch.  For new accounts, forms attached as Annex I hereto must be returned to the addresses and facsimile number set forth below.  For existing brokerage accounts at Merrill Lynch unrelated to Blackstone shares, please open new accounts using the forms attached hereto in order to trade BSL shares.  For existing brokerage accounts at Merrill Lynch related to Blackstone shares, please trade BSL shares from such existing brokerage account related to Blackstone equity.  Contact details for the Merrill Lynch Corporate Services Advisory Team are as follows:

Merrill Lynch

Corporate Services Advisory Team

2 World Financial Center, 35th Floor

New York, NY 10281

Facsimile: (212) 236-2222

Email: Corporate_Services@ml.com

Attention: Nicole Saucier or Joseph Long

With a copy to: BSLTradeClearance@Blackstone.com

Reports of the purchases of Securities issued by the Fund will be used to file any required reports of beneficial ownership in accordance with Section 16 of the Securities Act of 1933, as amended, and Section 30(h) of the Investment Company Act.

Purchases of Securities issued by the Fund by Access Persons will be subject to holding periods of (i) six (6) months from the date of purchase or (ii) such shorter or longer periods as the CCO may deem appropriate.

In addition, purchases of Securities issued by the Fund by any Access Person will be subject to a blackout period beginning on the fourteenth (14th) business day preceding, and ending on the third (3rd) business day following, a quarterly meeting of the Fund Board, unless such blackout period is shortened or lengthened as the CCO may deem appropriate.

II.                                     Compliance with the Code

A.                                    Investigating Violations of the Code

The CCO is responsible for investigating any suspected violation of the Code by an Access Person and shall report the results of each investigation to the Fund Board, provided that the Fund Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the CCO regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Access Person. Any violation of the Code by an Access Person of a Fund will be reported to the Fund Board by the CCO not later than the next quarterly meeting after the violation occurs.

B.                                   Remedies

1.                                       Sanctions: If the Fund Board determines that an Access Person has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, civil referral to the Securities and Exchange Commission or criminal referral. The Fund Board may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Fund Board. The Access Person shall not participate in the Fund Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.                                       Sole Authority: The Fund Board has sole authority to determine the remedy for any violation of the Code by an Access Person, including appropriate disposition of any monies forfeited pursuant to this provision.

C.                                    Amendments

Any amendment of the Code shall be submitted to the Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective only when the Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

III.                                 Definitions

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means any individual that should be treated as an “access person” to the Fund, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, trustees, officers or general partners of the Fund, the Adviser or any company controlling the Fund or the Adviser, who in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Blackstone” means The Blackstone Group L.P. or any of its subsidiaries other than GSO.

“CCO” means the Chief Compliance Officer of the Fund.

“Code” means this Code of Ethics, as amended.

“Fund Adviser” means GSO / Blackstone Debt Funds Management LLC.

“Fund Board” means the Board of Trustees of the Fund.

“GSO” means GSO Capital Partners LP or any of its affiliates.

“Independent Fund Trustee” means a trustee of the Fund who is not an “interested person” of the Fund, the Fund Adviser or the principal underwriter of the Fund as defined in Section 2(a) (19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.